Exhibit 99.2

Form 4 Supplemental Joint Filer Information

Name:	Path Spirit Limited

Address:	10 Norwich Street
London EC4A 1BD
United Kingdom

Designated Filer:	Anholt Investments Ltd.

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	August 5, 2022, August 8, 2022 and August 9, 2022

Path Spirit Limited

By:	/s/ Poul Karlshoej, Director